Exhibit 99.1

Coherus BioSciences Reports First Quarter 2025 Financial Results and Provides Business Update

– Strategic transformation to innovative oncology completed in Q2 2025 –

– Positive CHS-114 (anti-CCR8 antibody) Phase 1b dose expansion study data in patients with head and neck cancer presented at 2025 AACR Annual Meeting –

– Additional CHS-114 Phase 1b studies in 2L gastric cancer and 2L HNSCC ongoing –

– Enrollment ongoing in the Phase 2 randomized trial of casdozokitug/toripalimab/bevacizumab in 1L HCC, with first data readout expected in 1H 2026 –

– LOQTORZI net revenue was $7.3 million and UDENYCA net revenue, now reflected in discontinued operations, was $31.5 million in Q1 2025 –

– Conference call today at 5:00 p.m. Eastern Time –

REDWOOD CITY, Calif., May 12, 2025 -- Coherus BioSciences, Inc. (Coherus or the Company, Nasdaq: CHRS), today reported financial results for the quarter ended March 31, 2025 and provided an overview of recent business highlights.

“The completion of the UDENYCA divestiture in April positions us to focus on our innovative oncology portfolio,” said Denny Lanfear, Coherus Chairman and Chief Executive Officer. “This includes maximizing LOQTORZI revenues, advancing our novel immuno-oncology candidates in combination with LOQTORZI to key data milestones in 2026, and progressing label expanding indications for LOQTORZI in novel combinations. The commercial launch of LOQTORZI continues to progress with patient demand growing more than 15% in the first quarter of 2025 versus the fourth quarter of last year.”

“At AACR last month, we reported promising early clinical data from our ongoing Phase 1 clinical trial evaluating CHS-114, which supports continued evaluation of CHS-114 in combination with other therapies, including toripalimab in HNSCC,” stated Theresa LaValle, Ph.D., Coherus Chief Scientific and Development Officer. “We believe CHS-114 has the potential to treat many solid tumors outside of head and neck cancer, including other large, underserved immuno-oncology indications, such as colorectal cancer. As an innovative, revenue-generating oncology company, Coherus is well positioned to fully realize the value of our pipeline focused on extending the survival of cancer patients.”

RECENT BUSINESS HIGHLIGHTS

LOQTORZI® RESULTS

●	LOQTORZI is the only FDA-approved and available treatment for recurrent, locally advanced or metastatic nasopharyngeal carcinoma (NPC), in all patient subsets and across all lines of therapy.
●	LOQTORZI net product sales for Q1 2025 were $7.3 million, with patient demand growing in excess of 15% compared to Q4 2024.
●	In November 2024, the National Comprehensive Cancer Network (NCCN) revised its treatment guidelines for NPC to designate LOQTORZI as the only treatment with Preferred status in NPC, both in first line (1L) with a Category 1 designation and in second line (2L) and later NPC.

ADVANCEMENT OF INNOVATIVE, NEXT-GENERATION IMMUNO-ONCOLOGY PIPELINE

LOQTORZI (toripalimab-tpzi) is a next-generation, differentiated PD-1 marketed in the U.S. in two indications.

Coherus plans to maximize the value of this product by:

●	Combining LOQTORZI with internal pipeline assets, casdozokitug and CHS-114, in additional indications; and
●	Entering into capital-efficient external partnerships for additional label expansions. We are pursuing additional partnerships evaluating LOQTORZI with novel promising cancer agents in 2025.

CHS-114 is a highly selective cytolytic CCR8 antibody that specifically binds and preferentially depletes CCR8+ tumor regulatory T cells (Tregs) with no off-target binding. Phase 1 dose escalation is complete, establishing safety and proof of mechanism.

●	The Company reported early clinical data at AACR 2025 from an ongoing Phase 1 clinical trial evaluating CHS-114, a selective, cytolytic anti-CCR8 antibody, as monotherapy and in combination with toripalimab in patients with recurrent/metastatic HNSCC. The data showed a confirmed partial response in a heavily pre-treated PD-1 refractory patient, a 50% depletion in CCR8+ Treg, and an increase in CD8+ T cells, consistent with anti-tumor activity, demonstrating proof of mechanism. The safety profile was consistent with advanced disease and the known safety profile of toripalimab.
●	The Company initiated a Phase 1b CHS-114/toripalimab combination dose optimization study in 2L HNSCC in Q1 2025 with a first data readout expected in Q2 2026.
●	The Company initiated a Phase 1b CHS-114/toripalimab combination dose optimization study in 2L gastric cancer in Q1 2025 with a first data readout expected in Q2 2026.

Casdozokitug is a first-in-class, clinical-stage IL-27 antagonist, with demonstrated monotherapy activity in treatment-refractory NSCLC and clear cell renal cell carcinoma (ccRCC) and combination activity in hepatocellular carcinoma (HCC).

●	Enrollment is ongoing in the Phase 2 randomized trial of casdozokitug/toripalimab/bevacizumab in 1L HCC, with the first data readout expected in 1H 2026.
●	The Company reported final data at ASCO-GI 2025 from a Phase 2 trial of casdozokitug/atezolizumab/bevacizumab in 1L HCC. The data showed an overall response rate (ORR) increased to 38% compared to 27%[1] initially announced, and complete responses per RECIST v1.1 increased to 17.2% compared to 10.3%[2] previously announced and the initial assessment of 0%[1]. These data demonstrate both an increase in ORR and a deepening of responses compared to previous datasets. Importantly, responses were seen in viral and nonviral disease, and toxicity was consistent with the known safety profiles of atezolizumab and bevacizumab, with no new safety signals identified.

UDENYCA® RESULTS (DISCONTINUED OPERATIONS)

●	UDENYCA net product sales for Q1 2025 were $31.5 million.
●	In April 2025, Coherus announced the completion of the previously announced divestiture of its UDENYCA franchise for up to $558.4 million. At the closing of the transaction, Coherus received an upfront payment of $483.4 million, including $118.4 million for UDENYCA inventory, and is eligible to receive potential milestone payments of up to $75 million.

DISCONTINUED OPERATIONS FINANCIAL STATEMENT PRESENTATION

In accordance with the relevant accounting rules, the biosimilar business, inclusive of the UDENYCA, YUSIMRY and CIMERLI franchises, has been classified as discontinued operations for all periods presented. The results of the discontinued

operations have been reported as a separate component of income on the condensed consolidated statements of operations, and the assets and liabilities of the discontinued operations have been presented separately in the condensed consolidated balance sheets.

FIRST QUARTER 2025 FINANCIAL RESULTS

Net revenue from continuing operations was $7.6 million and $2.3 million for the three months ended March 31, 2025 and 2024, respectively. The increase of $5.3 million was primarily due to higher volume of LOQTORZI, which launched in December 2023.

Cost of goods sold (COGS) from continuing operations was $2.7 million and $1.4 million during the three months ended March 31, 2025 and 2024, respectively. The increase was primarily due to higher volume of LOQTORZI, which launched in December 2023.

Research and development (R&D) expenses from continuing operations were $24.4 million and $28.4 million for the three months ended March 31, 2025 and 2024, respectively. The decrease was primarily due to the reduction in co-development costs for toripalimab, termination of the TIGIT Program announced in January 2024 and savings in personnel and stock-based compensation from reduced headcount, partially offset by increased costs for development of casdozokitug and CHS-114.

Selling, general and administrative (SG&A) expenses from continuing operations were $26.0 million and $40.2 million during the three months ended March 31, 2025 and 2024, respectively. The decrease was driven primarily by the net $6.8 million charge in the first quarter of 2024 associated with the full write-off of the out-license intangible asset and associated release of the contingent value right liability related to NZV930, which was acquired in the Surface Oncology, Inc. acquisition, as well as lower average headcount and decreased operating costs following Coherus’ recent divestitures.

Interest expense from continuing operations was $2.2 million and $3.1 million during the three months ended March 31, 2025 and 2024, respectively. The decrease was primarily due to prepaying the remaining $75.0 million of the principal amount due under the 2027 Term Loans on May 8, 2024, partially offset by interest on the $38.7 million senior secured term loan facility and the LOQTORZI portion of the Revenue Participation Right Purchase and Sale Agreement among Coherus and Coduet Royalty Holdings, LLC (Revenue Purchase and Sale Agreement), which each commenced May 8, 2024.

Net loss from continuing operations for the first quarter of 2025 was $47.4 million, or $(0.41) per share on a diluted basis, compared to $68.0 million, or $(0.60) per share on a diluted basis, for the same period in 2024.

Non-GAAP net loss from continuing operations for the first quarter of 2025 was $40.9 million, or $(0.35) per share on a diluted basis, compared to $53.6 million, or $(0.48) per share for the same period in 2024. See “Non-GAAP Financial Measures” below for a discussion on how Coherus calculates non-GAAP net loss from continuing operations and a reconciliation to the most directly comparable GAAP measures.

Net income (loss) from discontinued operations, net of tax was a net loss of $9.2 million, or $(0.08) per share on a diluted basis, for first quarter of 2025 compared to net income of $170.9 million, or $1.52 per share on a diluted basis, for the same period in 2024. The change was primarily due to the $153.6 million gain on sale of the CIMERLI ophthalmology franchise in March 2024 and the negative impacts on UDENYCA revenues in Q1 2025 following the temporary supply interruption experienced that occurred in Q4 2024, including supply allocations to wholesalers which were not removed until the end February 2025.

Cash and cash equivalents totaled $82.4 million as of March 31, 2025, compared to $126.0 million as of December 31, 2024. The upfront, all-cash consideration of $483.4 million for the divestiture of the UDENYCA® franchise was received in April 2025 and thus will be reflected as part of Coherus’ Q2 2025 financial information, when reported. Also to be reflected as part of the Q2 2025 financial information, will be the use of a portion of the divestiture proceeds in April 2025 to pay $47.7 million to buy out the portion of the Revenue Payments rights with respect to UDENYCA in accordance with the Revenue Purchase and Sale Agreement, and the April 2025 payments to repurchase approximately $170 million aggregate principal amount of Coherus’ 1.5% Convertible Senior Subordinated notes due 2026 (2026 Convertible Notes). Coherus further expects to repurchase the remaining approximately $60 million aggregate principal amount of 2026 Convertible Notes on May 15, 2025 pursuant to the Fundamental Change Repurchase Right (as defined in the indenture, dated as of April 17, 2020, between Coherus and U.S. Bank Trust Company, National Association).

Conference Call Information

When: Monday, May 12, 2025, starting at 5:00 p.m. Eastern Daylight Time

To access the conference call, please pre-register through the following link to receive dial-in information and a personal PIN to access the live call: https://register-conf.media-server.com/register/BI10abfcf9d1e54d7da1d123eb9ffd9be0

Please dial in 15 minutes early to ensure a timely connection to the call.

Webcast: https://edge.media-server.com/mmc/p/rj9hzxof

An archived webcast will be available on the “Investors” section of the Coherus website at https://investors.coherus.com/events-presentations.

About Coherus BioSciences

Coherus is a fully integrated commercial-stage innovative oncology company with an approved next-generation PD-1 inhibitor, LOQTORZI® (toripalimab-tpzi), growing revenues and a promising pipeline that includes two mid-stage clinical candidates targeting liver, lung, head & neck, and other cancers. Our strategy is to grow sales of LOQTORZI in NPC and advance the development of new indications for LOQTORZI in combination with both our pipeline candidates as well as our partners’, driving sales multiples and synergies from proprietary combinations.

Coherus’ immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust antitumor response and enhance outcomes for patients with cancer. Casdozokitug is a novel IL-27 antagonistic antibody currently being evaluated in multiple Phase 1/2 and Phase 2 studies in patients with advanced solid tumors including in NSCLC and in HCC. CHS-114 is a highly selective cytolytic anti-CCR8 antibody currently in Phase 1 studies in patients with advanced solid tumors, including HNSCC and gastric cancer.

For more information about LOQTORZI, including the U.S. Prescribing Information and important safety information, please visit www.loqtorzi.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Coherus’ expectations about identifying sales multiples and synergies; the ability of Coherus’ I-O pipeline to enhance outcomes for cancer patients; Coherus’ expectations about repurchasing the remainder of the 2026 Convertible Notes; Coherus’ ability to receive either of the potential milestone payments related to the divestiture of its UDENYCA franchise; expectations for the timing of data readouts for Coherus’ product candidates; Coherus’ ability to enter into additional partnerships; and Coherus’ ability to grow LOQTORZI revenues.

Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties inherent in the clinical drug development process; risks related to Coherus’ existing and potential collaboration partners; risks of Coherus’ competitive position; the risks and uncertainties of the regulatory approval process, including the speed of regulatory review and the timing of Coherus’ regulatory filings; the risk of FDA review issues; the risk that Coherus is unable to complete commercial transactions; and the risks and uncertainties of possible litigation. All forward-looking statements contained in this press release speak only as of the date of this press release. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the significant risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the Securities and Exchange Commission on or about the date of this press release, including the section therein captioned “Risk Factors” and in other documents Coherus files with the Securities and Exchange Commission. Coherus’ results for the fiscal quarter ended March 31, 2025 are not necessarily indicative of its operating results for any future periods.

LOQTORZI®, whether or not appearing in large print or with the trademark symbol, is a registered trademark of Coherus BioSciences, Inc.

©2025 Coherus BioSciences, Inc. All rights reserved.

References

1 Coherus to Acquire Surface Oncology (2023, June 16) [Press Release]
2 Daneng Li et al., JCO 42, 470-470(2024).

Coherus Contact Information:
For Investors:

Jodi Sievers

VP, Investor Relations & Corporate Communications

IR@coherus.com

For Media:

Argot Partners

(212) 600-1902

coherus@argotpartners.com

Coherus BioSciences, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net revenue	$7,599	$2,308
Costs and expenses:
Cost of goods sold	2,653	1,439
Research and development	24,356	28,424
Selling, general and administrative	26,025	40,232
Total costs and expenses	53,034	70,095
Loss from operations	(45,435)	(67,787)
Interest expense	(2,150)	(3,118)
Other income (expense), net	187	2,869
Loss from continuing operations before income taxes	(47,398)	(68,036)
Income tax provision	—	—
Net loss from continuing operations	(47,398)	(68,036)
Net income (loss) from discontinued operations, net of tax	(9,171)	170,911
Net income (loss)	$(56,569)	$102,875

Net income (loss) per share:
Net loss from continuing operations - basic and diluted	$(0.41)	$(0.60)
Net income (loss) from discontinued operations - basic and diluted	$(0.08)	$1.52
Net income (loss) per share - basic and diluted	$(0.49)	$0.91

Weighted-average number of shares used in computing net income (loss) per share:
Basic and diluted	115,857,780	112,749,306

Coherus BioSciences, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$82,411	$125,987
Trade receivables, net	60,488	111,324
TSA receivables, net	1,948	11,010
Inventory	3,518	4,207
Intangible assets, net	52,979	53,646
Other assets	30,750	25,936
Assets held for sale	138,972	116,423
Total assets	$371,066	$448,533

Liabilities and Stockholders’ Deficit
Accrued rebates, fees and reserve	$147,738	$164,867
TSA payables and other accrued liabilities	128	11,026
Term loan	36,781	36,698
Convertible notes	228,569	228,229
Other liabilities	141,320	139,703
Total stockholders' deficit	(183,470)	(131,990)
Total liabilities and stockholders’ deficit	$371,066	$448,533

Coherus BioSciences, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Cash, cash equivalents and restricted cash at beginning of the period	$126,250	$103,343

Net cash used in operating activities	(25,826)	(46,766)

Proceeds from maturities of investments in marketable securities	—	6,200
Proceeds from sale of investments in marketable securities	—	8,688
Cash received (paid) related to the Sale Transactions	(4,719)	187,823
Milestone payment to Junshi Biosciences	(12,500)	—
Other investing activities, net	(267)	52
Net cash provided by (used in) investing activities	(17,486)	202,763

Proceeds from issuance of common stock under ATM Offering, net of issuance costs	—	1,507
Taxes paid related to net share settlement	(264)	(745)
Other financing activities, net	—	125
Net cash provided by (used in) financing activities	(264)	887

Net increase (decrease) in cash, cash equivalents and restricted cash	(43,576)	156,884

Cash, cash equivalents and restricted cash at end of the period	$82,674	$260,227

Reconciliation of cash, cash equivalents, and restricted cash
Cash and cash equivalents	$82,411	$259,775
Restricted cash balance	263	452
Cash, cash equivalents and restricted cash	$82,674	$260,227

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Coherus has also included in this press release non-GAAP net loss from continuing operations, and the related per share measures, which exclude from net loss from continuing operations, and the related per share measures, stock-based compensation expense, amortization of intangible assets, impairments of intangible assets and change in fair value of our Royalty Fee Derivative Liability. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than similar non-GAAP financial information disclosed by other companies. Coherus encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations set forth below, to more fully understand Coherus’ business.

Coherus believes that the presentation of these non-GAAP financial measures provides useful supplemental information to, and facilitates additional analysis by, investors. In particular, Coherus believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Coherus’ results from period to period, and to identify operating trends in Coherus’ business. Coherus also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

Coherus BioSciences, Inc.

Reconciliation of GAAP Net Loss from Continuing Operations to Non-GAAP Net Loss from Continuing Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
GAAP net loss from continuing operations	$(47,398)	$(68,036)
Adjustments:
Stock-based compensation expense	5,046	6,816
Impairment of out-license asset and remeasurement of CVR liability, net	—	6,772
Change in fair value of Royalty Fee Derivative Liability	810	—
Amortization of intangible assets	667	863
Non-GAAP net loss from continuing operations	$(40,875)	$(53,585)

GAAP
Net loss per share from continuing operations, basic and diluted	$(0.41)	$(0.60)
Shares used in computing basic and diluted net loss per share	115,857,780	112,749,306

Non-GAAP
Net loss per share from continuing operations, basic and diluted	$(0.35)	$(0.48)
Shares used in computing basic and diluted net loss per share	115,857,780	112,749,306